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                                                                      EXHIBIT 99


(WILLBROS GROUP, INC. LOGO)               CONTACT:    Michael W. Collier
                                                      Investor Relations Manager
NEWS RELEASE                                          Willbros USA, Inc.
                                                      (713) 403-8016

FOR IMMEDIATE RELEASE                                 Jack Lascar
                                                      Partner
                                                      DRG&E/(713) 529-6600


                     WILLBROS PROVIDES UPDATE ON RESOLUTION
                             OF CONTRACT VARIATIONS

         o  ANNOUNCES SETTLEMENT OF CONTRACT VARIATION
         o  ANNOUNCES FOURTH QUARTER EARNINGS RELEASE FOR MONDAY, FEBRUARY 23

         HOUSTON - FEBRUARY 18, 2004 - Willbros Group, Inc. (NYSE: WG) announced today that it has reached a final agreement with one of its customers related to the resolution of a contract variation. As a result of this agreement, Willbros will record approximately $6.9 million in additional revenue and approximately $0.33 in additional earnings per share in the fourth quarter of 2003. The fourth quarter guidance provided by the Company in its 2003 third quarter earnings release did not include the impact of the agreement announced today.

           Michael F. Curran, President and Chief Executive Officer commented, "We are very pleased to have reached this agreement and to deliver on our commitment to resolve a portion of the outstanding contract variances. We are continuing to work towards resolving our remaining claims under contracts with multiple international oil companies for variations, which currently total over $30 million. We expect to recover additional revenue related to these claims in future periods, although the timing and amount of potential future recoveries remain uncertain. Under our accounting policy, all expenses associated with contract variations are recorded as incurred, while revenue is only recorded when we reach an agreement with our customer. As a result, such future revenue will fall straight to the bottom line, except for taxes."


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         Willbros also announced today that it will release its fourth quarter and year-end 2003 results on Monday, February 23, 2004 after the market closes. In conjunction with the earnings release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, February 24, 2004 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:    Willbros Year-End Earnings Conference Call

When:    Tuesday, February 24, 2004 -9:00 a.m. Eastern Time

How: Live via phone - By dialing (303) 262-2211 and asking for the Willbros' call 10 minutes prior to the start time. Or live over the Internet by logging on to the web address below.

Where: http://www.willbros.com. The webcast can be accessed from the home page.

For those who cannot listen to the live call, a replay will be available through March 2, 2004, and may be accessed by calling (303) 590-3000 using pass code 568445. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.


         This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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